UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:    December 8, 2006

(Date of earliest event reported)

CIPRICO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11336	41-1749708
(Commission File No.)	(IRS Employer Identification No.)

17400 Medina Road, Plymouth, MN 55447

(Address of Principal Executive Offices)(Zip Code)

(763) 551-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01 Other Events.

On December 8, 2006, Andrew Mills joined the Company as Senior Vice President, Marketing and Development.  Mr. Mills joins Ciprico from NetCell Corporation, a leading developer of host adapter storage acceleration silicon devices for the ATA and SATA RAID host bus adapter, server, PC, workstation and embedded storage markets. He joined NetCell in 2002 as President and Chief Executive Officer.  Prior to NetCell, Mr. Mills spent four years at TDK Semiconductor Corp. in a variety of key management positions, the most recent of which was as Senior Vice President and General Manager of Broadband Communications.

On December 8, 2006, the Company entered into an Employment Agreement and Change of Control Agreement (the “Agreements”) with Mr. Mills whereby he receives a monthly base salary of $17,500 for the length of his two-year Agreements. In addition, Mr. Mills was granted an award of 75,000 shares of Ciprico stock under the 1999 Amended and Restated Stock Option Plan.  This grant was approved by the Board of Directors who set the grant date as the date of the Agreements.

These Agreements also include a provision that in the event Mr. Mills’ employment is terminated without good cause or if Mr. Mills chooses to voluntarily terminate such employment with good reason within a twelve-month period following a change of control of the Company, the Agreements provide for a lump sum severance payment equal to twelve months of current compensation, or the remaining amount of Mr. Mills’ then current compensation under his Employment Agreement, whichever is greater.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

  (a)         Financial statements:  None.

  (b)         Pro forma financial information:  None.

  (c)         Shell company transactions: None.

  (d)         Exhibits:

99.1         Ciprico Press Release dated December 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ciprico Inc.

	By	/s/ Monte S. Johnson
Date: December 15, 2006		Monte S. Johnson, Chief Financial Officer
(Principal Financial and Accounting Officer)